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                                                                    EXHIBIT 4.67

                        THIS IS AN ENGLISH TRANSLATION OF THE ORIGINAL CONTRACT.

                     GUANGDONG PEOPLE'S BROADCASTING STATION

          GENERAL AGENCY AGREEMENT FOR ADVERTISEMENTS ON VOICE OF CITY

PARTY A: GUANGDONG PEOPLE'S BROADCASTING STATION

PARTY B: GUANGZHOU SINGSHINE COMMUNICATION CO., LTD.

To upkeep the spirit of its headquarters about "promoting the advertising agency system", Guangdong People's Broadcasting Station ("PARTY A") hereby signs and concludes this General Agency Agreement with Guangzhou Singshine Communication Co., Ltd. ("PARTY B"), with respect to the general advertising agency of Voice of City (FM103.6 and Yuexi FM90.0), with the terms and conditions as follows:

I. PRINCIPLES, DURATION AND SUBJECT MATTER

1. Principles: Subject to observance of applicable state laws, regulations and rules, as well as the orders of relevant authorities, Party A has the rights and powers to finally arrange, edit and approve the programs of the Voice of City ("CHANNEL"). Party A shall also be responsible for production and implementation of all programs. Party B may give advice and suggestion on the programs and may purchase some good programs that may enhance the rate of audience of the Channel with the approval of Party A, provided that such programs shall be in consistence with the position and style of the Channel. Party A hereby authorizes Party B as the exclusive agent (general agent) of the Channel and will issue an exclusive agent authorization letter of the Channel to Party B.

2. It is agreed by both parties that, as the general agent of Party A's advertisements, Party B shall be responsible for organization, implementation and production of advertisement recordings with customers, shall collect advertisement fees from customers and shall timely pay the agreed advertisement contracting fee to Party A.

3. Duration: five years, as from January 1, 2008 to December 31, 2012. Upon expiration of the duration, Party B has a priority right to renew this Agreement with Party A. The terms and conditions for the renewed agreement shall be otherwise agreed upon by both parties.

4. Contract Price: It is agreed that the contract price in 2008 shall be RMB 26,500,000,


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and the contract price in the subsequent years shall be increased at 8% on a yearly basis (i.e. contract price in 2009 shall be RMB 26,500,000 x 108%). If advertisements of medical products are reduced or totally stopped due to change of policy, Party A will, subject to the decision of the headquarters, gradually reduce the advertisements of medical products and increase commercial advertisements. With the approval of the headquarters, the contract price of a specific year (but not of the subsequent years) shall be adjusted according to the decision made by the headquarters with respect to all channels based on the principles of equality and fairness. The schedule and time scale of advertisements of medical products shall be reasonably determined and implemented without affecting the rate of audience.

5. Security Deposit: Party B shall pay a security deposit of RMB 1,000,000 to Party A on or before December 15, 2007.

6. Account Settlement: Party B may pay the Contract Price on a monthly basis. In that case, Party B shall remit the Contract Price to Party A's account on or before the 20th day of the month (it may be postponed in case of public holidays). Party B shall transfer the monthly Contract Price, after deducting the advertising agency fee (15%), to Party A's account. Party B may transfer the Contract Price to Party A's account on a monthly basis and according to the agreed proportion. From January to December of a year, Party B shall pay the monthly Contract Price in the following rates according to the up-down trends of advertising business operation and distribution of marketing funds: 7% (for example, monthly Contract Price of January 2008 shall be RMB 22,525,000 x 7% = RMB 1,576,750), 7%, 7%, 8%, 8%, 8%, 8%, 9%, 9%, 9%, 10% and 10%. All remaining balance shall be settled and paid in the last month. The account settlement shall be handled by Party B and the Financial Department of Party A.

II. PARTY A'S RESPONSIBILITIES AND RIGHTS

1. Party A shall ensure and enhance the quality of its programs, and develop better programs according to the demand of market and Party B, to increase the profitability of Party B.

2. Party A shall ensure the good work of coverage and transmission of program signals, and ensure the good quality of program signals received by audience.

3. Party A shall appoint special persons to edit and broadcast Party B's advertisements and provide good services, to ensure the successful broadcasting of Party B's advertisements.

4. Subject to the Advertisement Law and requirements of relevant authorities, Party A may examine and review the contents and lawfulness of all advertisement recordings provided by Party B, and may put forward its advice and suggestion thereon.


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5. Party A may supervise over Party B's operation of advertisement business, and
Party B must maintain Party A's good image and sense of social responsibility and make efforts to promote the social reputation of the Channel.

6. Party A shall strictly perform all terms and conditions hereof, and may demand Party B to timely pay the agreed Contract Price.

7. Upon request of Party B, Party A must issue a broadcasting certificate according to the schedule of programs, and assist Party B in services and logistics.

8. When the quarterly rate of audience is declared, Party A shall timely provide Party B with all information and data about audience investigation, as well as relevant monitoring reports.

9. In order to facilitate Party B's business operation, Party A hereby agrees to broadcast an image advertisement for Party B and an advertisement of recruitment of advertisement sales persons on the Channel. The total time scale of such advertisements shall be five times a day and thirty seconds a time.

III. PARTY B'S RESPONSIBILITIES AND RIGHTS

1. During the term of this Agreement, Party B shall pay the monthly Contract Price to Party A's account on or before the 20th day of the month (it may be postponed in case of public holidays).

2. As the exclusive advertising agent of the Channel, Party B may directly sign contracts with customers, provided that the contents of such contracts may not conflict with the contents hereof. Party B shall prepare and submit an advertisement schedule to Party A pursuant to the contracts signed with customers, so that Party A may arrange to broadcast advertisements listed in the schedule. Party B shall settle all disputes arising from performance of contracts signed with customers.

3. All advertisements distributed by Party B, including advertisements of specific time interval, commercial advertisements, medical advertisements and outdoors activities, must be in consistence with the Advertisement Law and the relevant regulations of Guangdong People's Broadcasting Station.

4. The total effective volume of advertisements (i.e. total time scale of advertisements) and time scale of medical advertisements provided by Party B shall be subject to the framework scope approved by Guangdong People's Broadcasting Station (subject to the relevant regulations of Guangdong People's Broadcasting Station). Within the permitted framework scope, the volume of advertisements may be adjusted according to the market demand, with the assessment of impact on regular programs and with the approval of Party A.


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5. In addition to the original advertisements, such as advertisements of specific time interval, special advertisements, commercial advertisements, medical advertisements, advertisement magazines and outdoors activities, Party B may also add other new types of advertisements as per the market demand, if the same is beneficial to Party B's profitability and is permitted within the aforesaid framework scope. Subject to the generality of this Agreement, Party A shall give a reply within five business days upon receipt of any suggestion or action plan from Party B. If Party A disapproves with the suggestion or action plan, it shall give a written reply to Party B. Otherwise, it shall be deemed that Party A has approved.

6. In order to expand its business operation, Party B may engage some subcontractors in advertising agency. Party B shall be responsible for the acts of such subcontractors and submit the agreements with subcontractors to Party A for reference. Party A is not responsible for any act of Party B's subcontractors. However, to assist Party B in enhancing its profitability, Party A hereby agrees that it will help Party B to qualify and select subcontractors. Party A is not responsible for handling any dispute between Party B and its subcontractors and customers.

7. Party B shall at its own costs make best efforts to promote the channel and programs of the Voice of City among advertisement customers and to attract more advertisement customers.

8. The security deposit paid by Party B (as the security for payment of the Contract Price) shall be used to set off the Contract Price in the last month of this Agreement.

9. Party B may demand Party A to provide four work positions, to facilitate the work connection with Party A.

10. As a principle, Party B shall observe the advertisement price quoted by Party A for a specific (such as advertisement price quoted on January 1, 2008), but may make certain adjustment according to the market demand and subject to the approval of Party A and Party A's headquarters.

IV. TRANSITION PERIOD AND RESOLUTION

1. To ensure the ongoing, strict and effective performance of previous agreements, Party A shall solve all issues left over during the transition period based on the principles of practicality, objectiveness and activeness.

2. It is agreed that the date of January 1, 2008 shall be deemed as the commencement date of account settlement. All incomes derived from the advertisements broadcast before January 1, 2008 shall belong to Party A, and Party B is not entitled to such incomes. From January 1, 2008 to December 31, 2012, all incomes derived from advertisements broadcast during the term of this Agreement belong to Party B,


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including those from the advertisement contracts signed by Party A across the year 2008, which shall be transferred to Party B; provided, however, Party B must recognize and confirm the validity of contracts signed before January 1, 2008. For the proportional commission (15% of actual incomes) payable to Party A's sales representatives under the previous advertisement contracts, Party B shall pay the said commission to Party A's sales representatives after the commencement date. All incomes derived from advertisements broadcast after December 31, 2012 shall belong to Party A. Similarly, where both parties do not renew this Agreement on or before December 31, 2012, all incomes derived from advertisements broadcast before December 31, 2012 shall belong to Party B and after December 31, 2012 shall belong to Party A.

(Refer to No. 07002 Supplementary Agreement for the detailed List of Transferred Particulars.)


3. Party A shall prepare and submit to Party B a list of advertisement exchange compensation agreements signed by Party A with other media and program partners, and determine the deadline of final settlement of such agreements. Party B shall be responsible for performance of these previous agreements until their termination or expiration. (Refer to No. 07002 Supplementary Agreement for the detailed List.) Similarly, where both parties do not renew this Agreement on or before December 31, 2012, Party A shall be responsible for performance all non-cash income contracts, such as goods compensation, media exchange or channel exchange contracts signed by Party B for promotion of the Channel before December 31, 2012.

(All such goods compensation, media exchange and channel exchange shall be used only for the purpose of Voice of City. The unperformed amount shall be determined by reference to the list of December 31, 2007.)

4. Party B hereby agrees that, within an annual plan, Party A may use the time of advertisements for specific time interval (with a value of RMB 2,000,000) as tangible consideration, for its reception purpose and station ceremony events. In that case, Party A shall submit a report to Party B. Party B hereby agrees that, with the scope of an annual plan, Party A may use certain time of advertisements for specific time interval (with a value of RMB 500,000) upon request of Party A's headquarters, for the purpose of the headquarters ceremony suites. In that case, Party A shall notify Party B in advance. Additionally, Party A shall sign a contract with its customers in Party B's contract format, to indicate that Party B is acting as Party A's general advertising agent.

5. Outdoors activities and promotion of programs of the Voice of City are the ongoing strategy of the Channel to realize its sustainable development. Each party shall at its own costs plan and implement its outdoors activities and all incomes derived therefrom shall belong to each party respectively. The specifics of implementation of


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activities previously planned by the Channel are to be expressly described in a supplementary agreement hereto. Other than the promotional advertisement tapes and compensation advertisements provided to customers in the rules for implementation of activities previously planned, additional advertisements demanded by customers shall be purchased by Party A from Party B. For all outdoors activities, both parties shall notify each other. Party A may use its own contract format and company seal to sign contracts for outdoors activities with customers (refer to No. 07003 Supplementary Agreement hereto).

6. Both parties shall actively and unconditionally carry out all program, public benefit, brand and image promotions, as well as the promotions requested by Party A's headquarters (without commercial purpose).

V. LIABILITIES FOR BREACH OF CONTRACT

1. Both parties agree to specify the liabilities for breach of contract herein, to secure the full performance of all terms and conditions hereof.

2. Party B must pay the Contract Price to Party A on or before the due date as specified in this Agreement, and in case of any delay in payment, it shall pay an overdue fine to Party A at 1% of the defaulted amount on a daily basis.

3. Party B may terminate this Agreement without any liability or compensation to Party A, provided that it shall send a notice to Party A at least three months in advance. In that case, Party A shall refund the paid security deposit of RMB 1,000,000 to Party B.

4. Where Party A terminates this Agreement without prior consent of Party B, it shall refund the paid security deposit to Party B, and also compensate Party B with an amount equal to three months' Contract Price and the security deposit.

5. Where Party B fails to timely pay the monthly Contract Price or fails to pay the Contract Price on a quarterly basis within three months, Party B will be deemed defaulting and waiving and Party A may terminate this Agreement. In that case, Party A may also claim and recover the defaulted Contract Price and overdue amount from Party B and retain the paid security deposit.

6. During the term of this Agreement, if this Agreement is unable to be performed due to any change of state applicable laws, regulations or policies (including the policies of Party A's relevant authorities, but excluding Party A's headquarters), both parties is not liable to each other.

VI. EFFECTIVENESS AND OTHERS


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1. This Agreement shall be executed in four originals, two for each party hereto.

2. This Agreement, all supplementary agreements (including No. 07001, No. 07002 and No. 07003 Supplementary Agreement) and all annexes attached hereto shall become effective on the same day.

3. Party B must pay the security deposit on or before December 15, 2007; otherwise, this Agreement will be terminated automatically.

4. Any dispute arising from this Agreement shall be settled by both parties through friendly negotiation; if no settlement can be reached, it shall be settled through legal means.

5. Issues absent hereof shall be decided by both parties through friendly consultations.

PARTY A: GUANGDONG PEOPLE'S BROADCASTING STATION (with company seal)


Authorized Representative: /s/

Date: December 14, 2007

PARTY B: GUANGZHOU SINGSHINE COMMUNICATION CO., LTD. (with company seal)


Authorized Representative: /s/ Lu Qibo

Date: December 14, 2007


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